As filed with the Securities and Exchange Commission on April 5, 2024

Registration No. 333-244373

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT NO. 333-244373
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)

California	77-0446957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Pine Avenue, Goleta, California 93117
(805) 692-5821
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

COMMUNITY WEST BANCSHARES
2020 STOCK OPTION PLAN
(Full Title of the Plan)

Martin E. Plourd
President, Community West Bancshares
7100 N. Financial Dr., Suite 101
Fresno, California 93720
(559) 298-1775
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-244373, of Community West Bancshares, a California corporation (the “Company”), pertaining to the registration of 500,000 shares of common stock, no par value, of the Company, issuable upon the exercise of stock options granted under the Community West Bancshares 2020 Omnibus Equity Incentive Plan.

On April 1, 2024, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of October 10, 2023, by and among Central Valley Community Bancorp, a California corporation (“Central Valley”), and the Company, the Company merged with and into Central Valley (the “Merger”), with Central Valley continuing as the surviving corporation and as the successor in interest to the Company following the Merger. Effective with the Merger, the corporate name of Central Valley was changed to Community West Bancshares.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the common shares of the Company registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, California, on April 5, 2024.

COMMUNITY WEST BANCSHARES (formerly Central Valley Community Bancorp, as successor by merger to Community West Bancshares)

By:	/s/ Martin E. Plourd
	Name:	Martin E. Plourd
	Title:	President

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.